Exhibit 99.2

Innovation Engine to Deliver Enhanced Solutions for the Next Generation of Farming Creating a Global Leader in Agriculture Page 1 Media Conference Call September 14, 2016

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that Monsanto Company’s (“Monsanto”) stockholders do not approve the transaction; uncertainties as to the timing of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Monsanto’s operations into those of Bayer Aktiengesellschaft (“Bayer”); such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the impact of indebtedness incurred by Bayer in connection with the transaction and the potential impact on the rating of indebtedness of Bayer; the effects of the business combination of Bayer and Monsanto, including the combined company’s future financial condition, operating results, strategy and plans; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2015 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Bayer and Monsanto assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Page 2 Forward-Looking Statements Media Conference Call September 14, 2016

This communication relates to the proposed merger transaction involving Monsanto and Bayer. In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the SEC, including Monsanto’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, and Monsanto’s website, www.monsanto.com, and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto. In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148. Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available. Page 3 Additional Information Media Conference Call September 14, 2016

Realizes a shared vision of integrated agricultural offering delivering enhanced solutions for growers Creates a leading innovation engine for the next generation of farming Significant value creation through considerable synergy potential Reinforces Bayer as a global innovation-driven Life Science company Joint organisation will further evolve its strong culture of innovation, sustainability and social responsibility Bayer and Monsanto to Create a Global Leader in Agriculture Page 4 Media Conference Call September 14, 2016

Transaction Summary Media Conference Call September 14, 2016 Page 5 Offer Summary All-cash consideration of $128 per Monsanto share Enterprise value (EV) of $66bn including net debt Equity value of $57bn Transaction unanimously approved by Monsanto’s Board of Directors, Bayer’s Board of Management and Bayer’s Supervisory Board Key Metrics Premium of 44% to Monsanto’s share price of $89.03(1) Premium of 43% to Monsanto’s three-month volume weighted average share price(1) LTM(2) EBITDA multiple of 18.6x as of May 31, 2016; consensus(3) FY 2017 EBITDA multiple of 16.5x Value Creation Combined business well positioned to benefit from agro market upswing Significant value creation through expected synergies confirmed in due diligence: ~$1.5bn annual net synergies after year three (~80% cost, ~20% sales) Additional synergies from integrated solutions increasing over the years thereafter Transaction expected to be accretive to core EPS in the first full year after closing; double-digit percentage core EPS accretion expected in the third full year after closing (1) As of May 9, 2016, the day before Bayer’s first written proposal to Monsanto; (2) Last Twelve Months (3) as per Bloomberg, Sep 13, 2016; Fx rate: USD/EUR=1.11

Transaction Summary (cont’d) Page 6 Media Conference Call September 14, 2016 Fx rate: USD/EUR=1.11 Financing Bridge financing for $57bn committed by BofA Merrill Lynch, Credit Suisse, Goldman Sachs, HSBC and JP Morgan Permanent financing expected to consist of a combination of debt and equity Expected equity component of approx. $19bn, expected to be raised through issuance of mandatory convertible bonds and through a rights issue with subscription rights Targeting investment-grade rating post closing Integration Global Seeds & Traits and North American commercial headquarters located in St. Louis, Missouri Global Crop Protection and overall Crop Science headquarters located in Monheim, Germany Path to completion Submit merger control and other regulatory filings Late 2016 / early 2017: Monsanto shareholder meeting Closing expected by the end of 2017

Highly Attractive Agriculture Industry Benefiting from Macro Trends Page 7 (1) Nelson et. al. (2014); (2) FAO 2016 "Climate change and food security“; (3) This includes Seeds & Traits and Crop Protection Media Conference Call September 14, 2016 €120 billion Estimated agriculture inputs market size by 2025 from ~€85bn in 2015(3) ~10 billion People on the planet by 2050 United Nations 2015 -17% Declining hectares of farmland per capita by 2050 From 0.218 ha/capita in 2015 to 0.181 ha/capita in 2050(2) Productivity increase required to feed the planet by 2050 FAO(2) +60% Biophysical effect of climate change shocks on yields by 2050 Nelson(1) / FAO(2) -17%

Combined Company Expected to Create Significant Strategic Benefits Page 8 Media Conference Call September 14, 2016 CP: Crop Protection Smart combination and usage of products based on agronomic science Creating a leading platform in Digital Farming Strong R&D technology platform Broad pipeline across Seeds & Traits, Crop Protection incl. Biologics Broad portfolio across indications and crops Enhanced customer access Ability to offer a broad variety of Seeds & Traits and CP products Complementarity supports further growth potential Integrated Solutions Broad Product Portfolio Innovation Engine Truly Global Footprint Highly complementary from geographical perspective Strong presence in high value geographies: 45% of sales in North America versus industry average of 24%

Successful Integrated Solutions Need Best-in-Class Technology Offerings Page 9 Media Conference Call September 14, 2016 Seeds & Traits Superior germplasm Strong genetics and breeding capabilities Crop Protection incl. Biologics Innovative chemistry for weed, pest and disease control Strong Biologics portfolio Digital Farming Extensive data collection and computation Predictive analytics Crop Protection incl. Biologics Digital Farming Integrated Solutions Seeds & Traits

Improved yield Optimized inputs Sustainable farming More convenience Improved sourcing Advancing from Combined Offering to Integrated Solutions Smart combination and optimized usage of products Based on agronomic advice and Digital Farming Innovation of integrated systems based on technologies optimally designed to work together Combined Offering Integrated Solutions Benefit to the Farmer From short-term to long-term Page 10 Media Conference Call September 14, 2016 Ability to offer a broad variety of Seeds and Crop Protection products Leveraging sales forces and infrastructure across geographies

Combined Offering to Fully Address Farmers’ Needs Page 11 Seeds Seed Treatment Weed Management Pest Management Disease Management Soybean plants with higher yield potential + Advanced and comprehensive technology input leveraged with season-long advice + * pro forma combined portfolio The Soybean Brazil Example* Media Conference Call September 14, 2016

Advancing Together

Combined Technologies Enable Integrated Solutions - Corn and Soy Example

Market

- Broad-acre crops corn and soy account for ~40% of global ag market value(1)
- Key growing regions are North/Latin America (~40% of corn and ~80% of soy global planted acres)(2), thereof > 85% of corn and soy acres is biotech seed(3)

Combined Portfolio(4)

Bayer · Monsanto · Bayer & Monsanto

	SEEDS	BIOTECH TRAITS			CROP PROTECTION(5)				DIGITAL FARMING
		Yield & Stress	Pest Control	Weed Control	Yield & Stress	Pest Control	Weed Control	Disease Control	
Corn	Monsanto	Monsanto	Monsanto	Monsanto	Monsanto	Bayer	Bayer & Monsanto	Bayer	Bayer & Monsanto
Soybean	Bayer & Monsanto	Monsanto	Monsanto	Bayer & Monsanto	Bayer & Monsanto	Bayer	Bayer & Monsanto	Bayer	Bayer & Monsanto

Combined company with strong positions across all technologies offers high value capturing opportunity in corn and soy in key growing regions

(1) Seeds, traits and crop protection, Bayer internal estimates; (2) Source: IHS Global, 05-2016
(3) Source: Phillips McDougall 07-2016; (4) Pro forma; (5) Chemical and biological

Page 12 Media Conference Call September 14, 2016

New types of products Resistance-breaking herbicide systems based on innovative traits and chemistry Novel macromolecules selectively targeting pests (e.g., sprayable RNAi) Data-based decision support Advisory tools for on-farm decisions (e.g., choice of germplasm/seeds) Crop Protection applications at ultra-high precision (e.g., down to single-plant level) Better / safer products Beneficials-friendly products based on in-depth understanding of physiology Page 13 Building Integrated Systems from Interdisciplinary Approaches Data Sciences & Engineering Ag equipment and data processing/evaluation Robotics & Drones Sensor Technology Satellite Technology Big Data Analytics Biological Sciences Chemical Sciences Data Sciences & Engineering New Integrated Systems Media Conference Call September 14, 2016 Potential for faster and more efficient development of customized solutions for farmers

Digital Farming Potential of Combined Portfolio Media Conference Call September 14, 2016 Page 14 Integrated solutions of Seeds & Traits and Crop Protection inputs based on optimized field-level prescriptions to improve on-site decision making and execution Combining Advanced Digital Farming Capabilities Seeds & Planting scripts creator – improving operations Nitrogen Advisor – optimized N-fertilizer use Field-level weather information and notification – managing weather risks >92 million acres enrolled already today Leading pest, weed, disease modelling and analytics – increasing resource efficiency Hyper-localized decision support tools – optimizing use of Crop Protection products Long-term Vision: Outcome-driven value proposition (e.g., “yield guarantee”, “disease-free acre”)

Page 15 11.4% 10.6% 8.5% % of Sales > 40 major R&D sites worldwide > 200 breeding stations in all relevant geographies ~10,000 employees in R&D Strong R&D technology platform Cross-technology capabilities > 70 pipeline advancements over last two years 2015 Pro Forma R&D Investment (€bn)(1) Seeds & Traits Crop Protection Total (3) (1) Based on company information and internal calculations excl. synergies (at avg. 2015 Fx rate USD/EUR=1.11); (2) Pro forma; (3) BASF: includes ~€150 million for Plant Science Strong pipeline across crops, indications and technologies Combined Strength in Innovation(2) Creation of a Leading Innovator Media Conference Call September 14, 2016 10.6% 2.5 1.6 1.3 0.7 Bayer CS + Monsanto Dow Ag + DuPont Ag Syngenta + ChemChina Ag BASF Ag

Attractive Value Creation Opportunity Page 16 Premium asset Substantial longer-term synergies from integrated solutions expected Significant near-term synergy potential Advanced R&D pipeline, Digital Ag and Biologics platform + Potential for premium valuation for combined Ag business Media Conference Call September 14, 2016 Attractive Value Creation Opportunity Combined agricultural business expected to deliver stronger growth, better profitability and more resilient business profile

Page 17 Creating a global leader in agriculture and an innovation engine for the next generation of farming Convincing strategic logic of combining leading Seeds & Traits, Crop Protection including Biologics, and Digital Farming platforms Compelling case for value creation through substantial synergy potential and potential premium valuation of combined agricultural business Expected benefits from improved profitability, earnings accretion and enhanced earnings growth A Compelling Transaction for Shareholders Media Conference Call September 14, 2016 Bayer expects the transaction to be highly value accretive